Exhibit 10.2

EMPLOYMENT AGREEMENT

Dayforce Corporation

(“Ceridian Dayforce”)

- and -

David Ossip

(“Ossip”)

Date: April 2, 2012

ARTICLE 1

DEFINITIONS

In this Agreement, unless something in the subject matter or context is inconsistent therewith, all defined terms shall have the meanings set forth below:

1.01 “Additional Products” shall mean any additional payroll, human resource, workforce management or other products as agreed upon by the parties hereto in writing from time to time, to be developed and integrated by Ceridian Dayforce with the Ceridian Group’s “InView WorkForce Management” application.

1.02 “Affiliate” shall mean with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.03 “Approved Activity” or “Approved Activities” shall mean any non-Ceridian related activity or activities of Ossip, including any third-party investment or third-party board of directors related activity or activities in which Ossip may participate, provided that such activity or activities do not breach any term of Ossip’s Non-competition Agreement, or other written non competition covenants with any member of the Ceridian Group to which he is subject, or other fiduciary duty owed by Ossip as an employee of Ceridian Dayforce.

1.04 “Base Salary” shall mean the regular cash compensation paid on a periodic basis as contemplated in Section 3.01, exclusive of benefits, bonuses or incentive payments.

1.05 “Cause” shall mean cause as defined under Section 4.01.

1.06 “Ceridian” shall mean Ceridian Corporation, a Delaware corporation having a business address at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425 U.S.A., and, except for purposes of Section 7.02, any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.07 “Ceridian Development” means any Development conceived, made, discovered, or written, jointly or singly, on Ceridian Dayforce’s time or on Ossip’s own time, provided that any Development conceived, made, discovered, or written, jointly or singly, on Ossip’s own time shall only be a Ceridian Development if (i) such Development was conceived, made, discovered, or written using equipment, supplies, facilities, intellectual property, trade secret information, Confidential Information of any Ceridian Group member, or any other information acquired by Ossip in conjunction with his employment with Ceridian Dayforce, or (ii) such Development relates at the time of conception or reduction to practice to Ceridian Dayforce’s current business or actual or demonstrably anticipated research or development. Notwithstanding the foregoing, in no event shall any Developments arising as a result of Approved Activities be considered to be Ceridian Developments.

1.08 “Ceridian Group” shall mean Ceridian and all of its Affiliates, or any one of them.

1.09 “Confidential Information” shall mean all information known or used by the Ceridian Group in connection with its business, including but not limited to any technology, including computer software and designs, program, code, formula, design, prototype, compilation of information, data, techniques, process, information relating to any product, device, equipment or machine, industrial or commercial designs, customer information, financial information, marketing information, business opportunities, and the results of research and development, including without limitation:

(a) information or material relating to the Ceridian Group and its business as conducted or anticipated to be conducted, including: business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(b) information or material relating to the Ceridian Group’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Ceridian Group’s services, products or software;

(c) information on or material relating to the Ceridian Group which when received is marked as “proprietary,” “private” or “confidential;”

(d) trade secrets of the Ceridian Group;

(e) software of the Ceridian Group in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Ceridian Group;

(f) information relating to employees of the Ceridian Group including with respect to compensation, positions, job descriptions, responsibilities, areas of expertise and experience; and

(g) any similar information of the type described above which the Ceridian Group obtained from another party and which the Ceridian Group treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Ceridian Group.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is now or subsequently becomes properly generally publicly available or in the public domain; is independently made available to Ossip in good faith by a third party who has not violated a confidential relationship with the Ceridian Group; is independently developed by Ossip pursuant to an Approved Activity; or is required to be disclosed by law or legal process. Notwithstanding the foregoing, information which is made generally publicly available by or with the aid of Ossip outside the scope of employment or contrary to the requirements of this Agreement and reasonable business practice will not be generally publicly available or in the public domain for the purposes of this Agreement.

1.10 “David Ossip Shares” has the meaning ascribed thereto in the Definitive Agreement, or any shares issued in exchange therefor.

1.11 “Definitive Agreement” means the Definitive Agreement dated as of the 26th day of January, 2012, made amongst Ceridian, Ceridian Holding Corp, Ceridian Canada Ltd., Osbridge ULC, Osdayforce Corporation, Ceridian Acquisition Co. ULC, Dayforce Corporation and the rest of the Persons who are signatories to such agreement.

1.12 “Development” means any invention, improvement, discovery, software, writings or other work of authorship.

1.13 “Disability” shall mean a circumstance in which Ossip, through bona fide illness, physical or mental, is continuously unable to perform his duties on a full-time basis for a period of 180 days from the commencement of such illness; and for such purposes, in calculating any period of disability, unless and until Ossip shall have returned to attending to the affairs of Ceridian Dayforce on a full-time basis for 30 consecutive normal working days, the alleged period of disability shall be deemed to have continued without any interruption whatsoever.

1.14 “Elected Cash Amount” means the amount of Cash Consideration (as defined in the Definitive Agreement) that the holders of David Ossip Shares elect to receive on Closing (as defined in the Definitive Agreement) under the terms of the Definitive Agreement.

1.15 “General Availability” means Ceridian has publicly announced that the payroll module of the HR / Payroll Product is generally available for sale by Ceridian’s salesforce, and provided that for General Availability to have occurred, such payroll module must operate in an integrated fashion with the other modules of the HR / Payroll Platform.

1.16 “Good Reason” shall mean any act, or failure to act, or omission by Ceridian Dayforce that would constitute at Law in the Province of Ontario constructive dismissal of Ossip, and shall for purposes hereof, include (i) any material adverse change in his duties, roles and responsibilities as President of Ceridian Dayforce and Executive Vice President of Ceridian, (ii) any adverse change to Ossip’s line of reporting, provided that Ossip shall report directly to the Chief Executive Officer of Ceridian and, provided further that for the avoidance of doubt, the direct ownership of Ceridian Dayforce by Ceridian Canada (as opposed to Ceridian) as of, or immediately following the date hereof, or any change in the direct ownership of Ceridian Dayforce exclusively within the Ceridian Group, shall not constitute constructive dismissal, or (iii) the relocation of the place of Ossip’s employment to a location in excess of 40 km from his principal place of employment as of the date hereof. Notwithstanding anything to the contrary contained in this definition, no Good Reason shall be effective or deemed to occur, unless notice referencing the definition of Good Reason in this Agreement and including a description of the factors constituting the alleged “Good Reason” shall be provided in writing to the Chief Executive Officer of Ceridian by Ossip (or his representatives on his behalf) and the Ceridian Group shall have failed to cure such alleged “Good Reason” within 30 days; provided that in the event Ceridian Dayforce terminates Ossip for Cause, any failure by Ossip (or his representatives on his behalf) to provide notice of an alleged “Good Reason” prior to such termination shall not prejudice Ossip’s right to claim that a “Good Reason” occurred prior to such termination.

1.17 “HR/Payroll Product” shall mean the Human Resources/Self Service/Payroll platform to be developed and integrated by Ceridian Dayforce with the Ceridian Group’s “InView WorkForce Management” application.

1.18 “Maximum Put Cash Amount” means a dollar amount equal to the number of Potential Shares multiplied by $10, less the Elected Cash Amount.

1.19 “Non-competition Agreement” means the written Non Competition, Non Hire and Non Solicitation Agreement made between Ossip and Ceridian, Ceridian Holding Corp., Ceridian Canada Ltd. and Dayforce Corporation, dated as of the date hereof.

1.20 “Ossip Development” shall mean any Developments conceived, made, discovered, or written, jointly or singly, by Ossip, other than Ceridian Developments.

1.21 “Person” is to be interpreted broadly and shall include any individual, partnership, firm, corporation, company, limited liability or joint stock company, trust, unincorporated association, joint venture, syndicate, governmental entity or any other entity, and pronouns have a similarly extended meaning.

1.22 “Potential Shares” means the maximum number of Exchangeable Shares (as defined in the Definitive Agreement) that the holders of David Ossip Shares could have received on Closing, assuming that he did not elect to exercise their right receive Cash Consideration (as defined in the Definitive Agreement), multiplied by 50%.

ARTICLE 2

EMPLOYMENT, DUTIES AND TERM

2.01 Employment. Upon the terms and conditions set forth in this Agreement, Ceridian Dayforce hereby employs Ossip as President of Ceridian Dayforce and Executive Vice President of Ceridian, reporting to the Chief Executive Officer of Ceridian, and Ossip hereby accepts such employment.

2.02 Duties and Responsibilities. As President of Ceridian Dayforce, Ossip shall:

(a) devote his full-time and reasonable best efforts to Ceridian Dayforce and to fulfilling the duties of his position which shall include such duties as may from time to time be assigned to him by Ceridian’s Chief Executive Officer, provided that such duties are reasonably consistent with Ossip’s education, experience and background;

(b) devote his full-time and reasonable best efforts, and be responsible for, the direction and control of Ceridian Dayforce, which will include, without limitation, the following:

(i)	the development of the HR/Payroll Product and the Additional Products;

(ii)	the integration of the HR/Payroll Product and the Additional Products into the Ceridian Group’s “InView WorkForce Management” application;

(iii)	the continuity of service, support and future development of the HR/Payroll Product, the Additional Products, and the Ceridian Group’s “InView WorkForce Management” application;

(iv)	supporting the training and development of the employees and customers of the Ceridian Group in relation to the HR/Payroll Product, the Additional Products and all future products, enhancements and developments from Ceridian Dayforce;

(v)	any other functions as may from time be assigned to Ceridian Dayforce by Ceridian, as agreed upon by Ossip, acting reasonably;

provided however, that Ossip may continue to be engaged with Approved Activities.

(c) report directly to the Chief Executive Officer of Ceridian;

(d) comply with the Ceridian Group’s policies and procedures to the extent that such policies and procedures are not inconsistent with this Agreement and are standard for all executives at Ossip’s level, in which case the provisions of this Agreement shall prevail.

2.03 Share Put Right. If:

(a) the payroll module of the HR / Payroll Product is in General Availability by January 1, 2014; and

(b) Ossip has not been appointed as the Global Head for Ceridian Corporation’s human resource and information systems business on or before January 1, 2014,

then Ossip shall have the right, exercisable by giving written notice to Ceridian within 180 days of January 1, 2014, to require Ceridian to (or at Ceridian’s option, to cause Ceridian Holding Corp or one of its affiliates to) purchase up to that number of David Ossip Shares having an aggregate purchase price equal to the Maximum Put Cash Amount, based on and at a purchase price of $10 per David Ossip Share, and otherwise on terms and conditions usual for transactions of such nature, including payment of the purchase price on closing in exchange for surrender of the applicable share certificates in respect of the purchased David Ossip Shares. At Ceridian’s request Ossip shall, immediately prior to any purchase contemplated hereby, cause any David Ossip Shares subject to purchase hereunder that are exchangeable into shares of Ceridian Holding Corp to be exchanged for such shares of Ceridian Holding Corp.

2.04 Term. Subject to the provisions of ARTICLE 4, this Agreement and Ossip’s employment with Ceridian Dayforce shall commence on January 1, 2012, or such other date as the parties may mutually agree and shall continue until terminated by either party in accordance with the terms hereof (the “Term”).

2.05 Ossip Representation. Ossip hereby represents to Ceridian Dayforce that the execution and delivery of this Agreement by Ossip and the performance by Ossip of Ossip’s duties hereunder shall not constitute a breach of, or otherwise contravene the terms of any employment agreement or other agreement or policy to which Ossip is a party or otherwise bound.

ARTICLE 3

COMPENSATION AND EXPENSES

3.01 Base Salary. For all services rendered under this Agreement during the Term, Ceridian Dayforce shall pay Ossip a Base Salary as follows:

(a) from the effective date of this Agreement through to and including December 31, 2013 (the “First 2 Years”), Ossip’s Base Salary shall be $300,000 CAD per year;

(b) at the end of the First 2 Years, Ossip’s Base Salary shall be increased to $550,000 CAD per year.

The Base Salary shall be paid in accordance with Ceridian Dayforce’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time. If Ossip’s salary is increased from time to time after the First 2 Years, the increased amount shall be the Base Salary for the remainder of the Term.

3.02 Bonus and Incentive. Ossip shall be entitled to a cash bonus, payable on the first and second anniversary of the date hereof, of $200,000 per year, provided Ossip is employed with the Ceridian Group on each of such dates, provided for purposes hereof the bonus shall also be payable if Ossip has terminated his employment in accordance with Section 4.05 hereof. For periods commencing after the second anniversary of the date hereof, Ossip shall be eligible to participate in Ceridian’s bonus or incentive plans, as the same may exist from time to time. Bonus or incentive compensation shall be at the sole discretion of Ceridian, provided that Ossip’s target incentive bonus, as well as the range of the potential bonus payout, for each fiscal year of Ceridian Dayforce (January 1 to December 31), shall be in accordance with the percentages of Base Salary set forth at the end of this paragraph. The actual bonus payout will be based on achievement of the applicable performance objectives established by Ceridian in its sole discretion and, for the avoidance of doubt, in accordance with the terms of Ceridian’s bonus or incentive plans, failure to achieve the “threshold” level of an applicable performance objective will result in no payout in respect of such objective. Ceridian shall have the right, in accordance with their terms, to alter, amend or eliminate any bonus or incentive plans, or Ossip’s participation therein, without compensation to Ossip provided the changes are consistent with those affecting other executives at Ossip’s level. The bonus or incentive compensation shall be prorated if Ossip’s employment during the year for which such amount is paid is less than a full year.

For the bonus or incentive plan payable in respect of any period following the First 2 Years, Ossip’s target incentive bonus shall be at 50% of Base Salary, with “threshold” and “superior” payouts ranging from 25% to 75%, respectively, of Base Salary, depending on achievement of the applicable performance objectives.

3.03 Benefit Plans. Ossip shall be entitled to participate in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by Ceridian to its senior executive employees, to the extent that Ossip’s position, tenure, salary, and other qualifications make Ossip eligible to participate.

3.04 Business Expenses. Ceridian Dayforce shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Ossip in performing his or her duties as an employee of Ceridian Dayforce, provided that Ossip accounts promptly for such expenses to Ceridian Dayforce in the manner prescribed from time to time by Ceridian Dayforce.

3.05 Vacation. Ossip is entitled to four weeks paid vacation in each calendar year; provided that such vacations may be taken only at such times as Ossip and the Chief Executive Officer of Ceridian may from time to time reasonably determine having regard to the operations of Ceridian Dayforce. Vacation should be taken in the then current year, but may be carried over into the immediately succeeding calendar year, provided that such vacation must be used by December 31 of such calendar year or will be forfeited by Ossip without compensation. Entitlement may not be otherwise accumulated from year to year except in accordance with Ceridian’s policies.

3.06 Deductions. Ceridian Dayforce shall be entitled to make such deductions and withholdings from Ossip’s remuneration as are by law required to be made, and as may be required by Ossip’s participation in any of the benefit programs described herein.

ARTICLE 4

EARLY TERMINATION

4.01 Termination for Cause. Ceridian Dayforce may terminate this Agreement and Ossip’s employment immediately for Cause. For the purpose hereof “Cause” shall mean any event, act or failure to act, or omission by Ossip which would constitute at Law in the Province of Ontario cause for dismissal, including without limitation the following:

(a) conduct involving material theft or misappropriation of assets of the Ceridian Group;

(b) fraud or embezzlement of a material nature against the Ceridian Group;

(c) any material act of dishonestly, financial or otherwise against the Ceridian Group; and

(d) any conviction of an indictable offense under the Criminal Code (Canada),

(the matters listed in paragraphs (a) to (d), the “Enumerated Termination Events”), provided, however, that for the purposes of the Definitive Agreement the term “ Ossip Termination Event” shall mean and include only a termination of Ossip for Cause by reason of one the Enumerated Termination Events.

4.02 Termination Without Cause. Ceridian Dayforce may terminate this Agreement and Ossip’s employment without Cause immediately upon written notice to Ossip. In the event of termination of Ossip’s Employment pursuant to this Section 4.02 , compensation shall be paid to Ossip as follows:

(a) a lump sum cash payment equal to two years Base Salary together with an amount equal to two times the average bonus payment paid to Ossip for the immediately preceding two years;

(b) reasonable executive-level outplacement services, not to exceed $12,000 CAD, in value for a period of up to 12 months (or if earlier, until the first acceptance by Ossip of an offer of employment), to be provided through the Ceridian Group’s preferred provider of such services;

(c) Ossip will also be provided with the continuation of certain employment related benefits to the extent and for the period prescribed under the Employment Standards Act (Ontario).

4.03 Termination by Ossip upon Written Notice. Ossip may terminate this Agreement and his employment at any time on at least 90 days’ prior written notice to Ceridian Dayforce, or such shorter period of notice as may be accepted by Ceridian Dayforce in writing. Ceridian Dayforce shall be entitled to waive entirely, or abridge, such notice period, without being required to pay Ossip any severance or payment in lieu or other compensation in respect of such notice period, but provided Ossip is paid all amounts (including bonus), otherwise owed during such period.

4.04 Termination In The Event of Death or Disability. This Agreement and Ossip’s employment shall terminate in the event of death or Disability of Ossip, in which case the following will apply:

(a) In the event of Ossip’s death, Ceridian Dayforce shall pay a lump sum cash payment equal to one year’s Base Salary as soon as practicable following Ceridian Dayforce’s receipt of notice of Ossip’s death. Such amount shall be paid (i) to the beneficiary or beneficiaries designated in writing to Ceridian Dayforce by Ossip, (ii) in the absence of such designation to the surviving spouse, or (iii) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, estate trustee or like personal representative of Ossip’s estate.

(b) In the event of Ossip’s Disability, Base Salary shall be terminated as of the end of the 180 day period that Ossip is unable to perform his duties on a full-time basis and that establishes that Ossip suffers from a Disability.

(c) In the event of termination by reason of Ossip’s death or Disability, in addition to the death or Disability benefits provided in Section 4.04(a) and Section 4.04(b), Ceridian Dayforce shall pay to Ossip a prorated portion of the bonus compensation, if any, to which Ossip would otherwise have become entitled for the fiscal year in which his death or Disability occurs had Ossip remained continuously employed for the full fiscal year, calculated by multiplying such bonus compensation by a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator or which is 365. The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Ossip remained employed for the full fiscal year.

4.05 Termination for Good Reason. Ossip may terminate his employment with Ceridian Dayforce for Good Reason and receive the compensation set out in Section 4.02.

4.06 Share Put Right on Termination. In the event that:

(a) Ossip’s employment is terminated pursuant to either Section 4.02 (“Termination without Cause”) or 4.05 (“Termination for Good Reason”) prior to January 1, 2014, and

(b) the HR / Payroll Product is in General Availability as at the date Ossip’s employment is terminated,

Ossip shall have the right, exercisable by giving written notice to Ceridian within 30 days of his termination date, to require Ceridian to (or at Ceridian’s option, to cause Ceridian Holding Corp or one of its affiliates to) purchase up to that number of David Ossip Shares having an aggregate purchase price equal to the Maximum Put Cash Amount, based on and at a purchase price of $10 per David Ossip Share, and otherwise on terms and conditions usual for transactions of such nature, including payment of the purchase price on closing in exchange for surrender of the applicable share certificates in respect of the purchased David Ossip Shares. At Ceridian’s request Ossip shall, immediately prior to any purchase contemplated hereby, cause any David Ossip Shares subject to purchase hereunder that are exchangeable into shares of Ceridian Holding Corp to be exchanged for such shares of Ceridian Holding Corp.

4.07 Entire Termination Payment. Subject to Ossip’s rights under the Definitive Agreement, the compensation provided for in this ARTICLE 4 for termination of this Agreement and Ossip’s employment pursuant to Sections 4.02, 4.03, 4.04 or 4.05 shall constitute Ossip’s sole remedy for such termination. Ossip shall not be entitled to any other notice of termination, or termination or severance payment which otherwise may be payable to Ossip under common law, statute or other agreement between Ossip and Ceridian Dayforce, and he shall have no action, cause of action, claim or demand against Ceridian Dayforce or any other Person as a consequence of such termination. It shall be a condition of the payment of the compensation provided for in this ARTICLE 4 that Ossip shall execute a release satisfactory to Ceridian Dayforce at the time of termination of this Agreement.

4.08 Return of Records upon Termination. Upon termination of Ossip’s employment with Ceridian Dayforce for any reason whatsoever, all documents, records, notebooks, and similar repositories of, or containing, trade secrets or intellectual property of the Ceridian Group, or any Confidential Information, then in Ossip’s possession or control, including copies thereof, whether prepared by Ossip or others, will be promptly returned to or left with Ceridian Dayforce.

ARTICLE 5

CONFIDENTIALITY AND ETHICS

5.01 Confidentiality. Ossip acknowledges Ceridian Group’s representation that it has taken reasonable measures to preserve the secrecy of its Confidential Information. Ossip will not, during the term or after the termination or expiration of this Agreement or his employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian Dayforce, except that, during Ossip’s employment, Ossip shall be entitled to use and disclose Confidential Information (i) as reasonably required to perform Ossip’s duties as an employee of Ceridian, and (ii) in the reasonable conduct of the business and Ossip’s role within the business. If Ossip leaves the employ of Ceridian Dayforce, Ossip will not, without Ceridian Dayforce’s prior written consent, retain or take away any drawing, writing or other record in any form containing any

Confidential Information. Further, Ossip agrees to comply with the terms and conditions of Ceridian’s Privacy Guidelines & Pledge of Confidentiality, the terms of which are attached hereto as Appendix A and are incorporated herein by reference and form a part of this Agreement.

5.02 Business Conduct and Ethics. During the Term, Ossip will engage in no activity or employment which may conflict with the interest of Ceridian Group, and will comply with Ceridian Dayforce’s policies and guidelines pertaining to business conduct and ethics which are consistent with policies and guidelines pertaining to other executives of Ceridian at Ossip’s level.

5.03 Policies. Ossip agrees to follow the policies and procedures established by Ceridian from time to time which are consistent with policies and procedures pertaining to other executives of Ceridian at Ossip’s level.

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS, DISCLOSURE

AND ASSIGNMENT

6.01 Disclosure. Ossip will disclose promptly in writing to Ceridian Dayforce all Ceridian Developments. All Ceridian Developments shall belong solely to Ceridian Dayforce immediately upon conception, development, creation, production or reduction to practice, and Ossip hereby waives any and all moral rights that he may have therein. All Ossip Developments shall belong solely to Ossip and Ossip retains all rights in respect thereto. No rights in the Ossip Developments are granted or conveyed to Ceridian Dayforce.

6.02 Instruments of Assignment. Ossip will sign and execute all instruments of assignment and other papers to evidence transfer of Ossip’s entire right, title and interest in the Ceridian Developments to Ceridian Dayforce, at the request and the expense of Ceridian Dayforce, and Ossip will, at Ceridian Dayforce’s expense, do all acts and sign all instruments of assignment and other papers Ceridian Dayforce may reasonably request relating to applications for patents, copyrights, and the enforcement and protection thereof. If Ossip is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to any Ceridian Developments, Ossip agrees to do so, and if Ossip leaves the employ of Ceridian Dayforce, Ceridian Dayforce shall pay Ossip at a rate mutually agreeable to Ossip and Ceridian Dayforce, plus reasonable traveling or other expenses.

6.03 Ceridian’s IP Development Agreement. Without limiting the generality of the foregoing, Ossip agrees to comply with the terms and conditions of Ceridian’s Intellectual Property Agreement as amended from time to time, the current terms of which are attached hereto as Appendix B and are incorporated herein by reference and form a part of this Agreement.

ARTICLE 7

GENERAL PROVISIONS

7.01 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Ceridian, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian’s obligations hereunder.

7.02 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

(a)	Ceridian Dayforce

c/o Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425-1640

Attention: Office of General Counsel

(b)	David Ossip

[Reserved].

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

7.03 Survival. The obligations of ARTICLE 5 and ARTICLE 6 shall survive the expiration or termination of this Agreement and Ossip’s employment.

7.04 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

7.05 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the Province of Ontario, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

7.06 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Subject to applicable law, if there is a conflict or inconsistency between the terms of this Agreement and applicable law, the terms of this Agreement will govern to the extent of that conflict or inconsistency, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.07 Severability. If any provision of this Agreement is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be conclusively deemed to be severable and to have been severed from this Agreement and the balance of this Agreement shall remain in full force and effect, notwithstanding such severance. To the extent permitted by law, each of the parties hereto hereby waives any law, rule or regulation that might otherwise render any provision of this Agreement invalid, illegal or unenforceable.

7.08 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

7.09 Modification. Any changes or amendments to this Agreement must be in writing and signed by both parties.

7.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment or Change of Control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

7.11 Language. C’est à la demande expresse des parties que le présent contrat a été rédigé en langue anglaise; the Parties hereto have expressly requested that the present Agreement be drafted in the English language.

7.12 Execution of Agreement. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile copy.

ARTICLE 8

OSSIP’S UNDERSTANDING

8.01 Ossip’s Understanding. Ossip recognizes and agrees that he has read and understood all and each Article, Section and paragraph of this Agreement, and that he has received adequate explanations on the nature and scope of those Articles, Sections and paragraphs which he did not understand. Ossip recognizes that he has been advised that the Agreement entails important obligations on his part, and recognizes that he has had the opportunity of consulting his legal adviser before signing the Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DAYFORCE CORPORATION

Per:	/s/ Scott Kitching
Name:	Scott Kitching
Title:	VP & Assistant Secretary

[SIGNATURE PAGE TO D. OSSIP EMPLOYMENT AGREEMENT]

/s/ David Ossip
David Ossip

[SIGNATURE PAGE TO D. OSSIP EMPLOYMENT AGREEMENT]

APPENDIX A

Privacy Guidelines & Pledge of Confidentiality

As an employee of Ceridian Corporation and / or one of its affiliates (collectively “Ceridian”), you will be in a position of trust and confidence, and will have access to and become familiar with Confidential Information (as that term is defined in the Employment Agreement to which this Appendix is attached) used by or in possession of Ceridian. The unauthorized disclosure to or unauthorized use by third parties of any Confidential Information, or your unauthorized use of such information, could seriously harm Ceridian’s business and cause monetary loss that would be difficult, if not impossible, to measure.

Ceridian is sensitive to the necessity of maintaining the confidentiality of Confidential Information. Ceridian recognizes both the inherent right to privacy of every individual and its obligation to preserve the confidentiality of Confidential Information kept in its files. Ceridian is also aware of the concerns about individual privacy and perceived possible abuses of Confidential Information kept in automated data banks and other forms. Ceridian has, therefore, established privacy guidelines to ensure the protection, to the best of Ceridian’s ability, of all Confidential Information in its possession, in whatever form it is kept, whether it be an automated data bank, manual (or paper) file, microfiche or any other form. Accordingly, all Confidential Information in the possession of Ceridian, whether from clients or from Ceridian’s own employees or contractors, must be handled and protected in accordance with the following principles:

1.	The independent consideration which you shall be entitled to receive in consideration of agreeing to the terms of this document, shall consist of employment by Ceridian in accordance with Ceridian’s written offer of employment. You acknowledge that the foregoing independent consideration consists of real, bargained-for benefits to which you would have no entitlement but for your agreement to be bound by the terms set forth in this document. You further acknowledge that you were not entitled to receive the foregoing independent consideration prior to agreeing to the terms of this document. The terms of this document shall and do form an integral part of the terms of your employment with Ceridian, and shall be considered incorporated into the terms of your offer of employment and / or employment agreement with Ceridian.

2.	You acknowledge Ceridian’s representation that it has taken and intends to take reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring you to agree to the terms of this document, as a condition of and part of the terms of your employment with Ceridian. You will hold all Confidential Information in the strictest confidence, and will not directly or indirectly copy, reproduce, disclose or divulge, or permit access to or use of, or obtain any benefit from, the Confidential Information or directly or indirectly use the Confidential Information other than as (a) as reasonably required to perform your duties as an employee of Ceridian, or (b) in the reasonable conduct of the business and your role within the business. For greater certainty, you shall not use the Confidential Information directly or indirectly in any business other than the business of Ceridian, without the prior written consent of Ceridian. Confidential Information is the exclusive property of Ceridian or its Clients (as the case may be), and you will not divulge any Confidential Information to any person except to Ceridian’s qualified employees or advisers or other third parties with whom Ceridian has confidential business relations, and you will not, at any time, use Confidential Information for any purpose whatsoever, except as required to perform your duties as an employee of Ceridian or in the reasonable conduct of the business or your role within the business. Without limiting the generality of the foregoing, you acknowledge and agree that Confidential Information received from a Client is to be used only for the purposes intended by the Client when entering into an agreement with Ceridian, and will not be used for any other purpose. Confidential Information will only be kept for the limited period of time necessary for Ceridian to fulfil its obligations. Regardless of the reason for termination of your employment (and whether or not you or Ceridian terminate the employment relationship): (a) you will not after the term of your employment, disclose Confidential Information which you may learn or acquire during your employment to any other person or entity or use any Confidential Information for your own benefit or for the benefit of another; and (b) you will immediately deliver to Ceridian all property and Confidential Information in your possession or control which belong to Ceridian.

3.	You acknowledge that your breach of the terms of this document may cause irreparable harm to Ceridian and that such harm may not be compensable entirely with monetary damages. If you violate the terms of this document, Ceridian may seek injunctive relief or any other remedy allowed at law, in equity, or under the terms of this agreement. In connection with any suit by Ceridian hereunder, Ceridian shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees or other remuneration which you have realized, as a result of the violation of the terms of this agreement which is the subject of the suit. In addition to the foregoing, Ceridian shall be entitled to collect from you any reasonable attorney’s fees and costs incurred by Ceridian in bringing any successful action against you or in otherwise successfully enforcing the terms hereof against you. You acknowledge and agree that nothing herein shall affect Ceridian’s rights to bring an action in a court of law for any legal claim against any third party who aids you in violating the terms of this agreement or who benefits in any way from your violation hereof.

4.	You understand and agree that the terms of this document shall apply no matter when, how or why your employment terminates and regardless whether the termination is voluntary or involuntary, and that the terms shall survive the termination of your employment.

5.	If any one or more of the terms of this document are deemed to be invalid or unenforceable by a court of law, the validity, enforceability and legality of the remaining provisions will not, in any way, be affected by or impaired thereby; and, notwithstanding the foregoing, all provisions hereof shall be enforced to the extent that is reasonable.

6.	Ceridian’s decision to refrain from enforcing a breach of any term of this document will not prevent Ceridian from enforcing the terms hereof as to any other breach that Ceridian discovers and shall not operate as a waiver against any future enforcement of any part of this document, any other agreement with you or any other agreement with any other employee of Ceridian.

7.	You hereby represent and agree with Ceridian that: (a) you are not bound or restricted by a non-competition agreement, a confidentiality or non-disclosure agreement, or any other agreement with a former employer or other third party, which would conflict with the terms of this offer; and (b) you will not use any trade secrets or other intellectual property belonging to any third party while performing services for Ceridian; and (c) you are of legal age, under no legal disability, have full legal authority to enter into this agreement and have had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this document, the sufficiency of the independent consideration provided to you, and the reasonableness of the restrictions set forth herein.

Ceridian employs a Privacy Officer who is charged with ensuring that Ceridian complies with all privacy-related obligations imposed by statute or contract. Any questions regarding the collection, use, access, disclosure, retention or destruction of Confidential Information should be directed to the Privacy Officer.

Adherence to the guidelines set out above is a requirement for continued employment with Ceridian. Material breaches of these guidelines may result in discipline up to and including dismissal, or in the case of contractors, cancellation of your contract with Ceridian.

APPENDIX B

Intellectual Property Agreement

In consideration of Dayforce Corporation (“Ceridian”) offering me employment, I hereby expressly acknowledge and agree as follows:

1.0 All Ceridian Developments are the property of Ceridian. I will promptly make fullest disclosure to Ceridian of all Ceridian Developments. I further agree to execute such documents and do such things as Ceridian may reasonably require from time to time to assign to Ceridian all right, title, and interest in and to all Ceridian Developments, and agree, at Ceridian’s expense, during the term of my employment and thereafter, to execute any and all applications or assignments relating to intellectual property including patents, copyrights, industrial designs and trademarks, and to execute any proper oath or verify any proper document in connection with carrying out the terms of this agreement.

2.0 In the event Ceridian is unable for any reason whatsoever to secure my signature to any lawful and necessary documents relating to paragraph 1 hereof and to apply for, or to prosecute, any applications for letters patent, copyright, designs or trademarks (foreign or domestic) in respect to the Ceridian Developments, I hereby irrevocably designate and appoint Ceridian and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, designs or trademarks thereon with the same legal force and effect as if executed by me.

3.0 At the time of leaving the employ of Ceridian I will deliver to Ceridian, and will not keep in my possession, nor deliver to anyone else, any and all information in any tangible form and all copies, partial copies, notes, summaries, records, descriptions, drawings, reports and other documents, data or materials of or relating to the Ceridian Developments or which contain or make reference to the Ceridian Developments, in my possession or control.

4.0 I hereby waive for the benefit of Ceridian and, where legally possible, assign to Ceridian any moral rights I have, or may in the future have, in any Ceridian Developments.

5.0 This agreement shall extend to and enure to the benefit of the successors and assigns of Ceridian and shall be binding upon me and my heirs, executors, administrators, successors and assigns.